Exhibit 5.1

[GUNSTER, YOAKLEY & STEWART, PA
LETTERHEAD]

May 14, 2007

Vicor Technologies, Inc.
2300 Corporate Boulevard, Suite 123
Boca Raton, Florida 33431

Re:    Vicor Technologies, Inc. -- Registration Statement on Form SB-2

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form SB-2 (the ‘‘Registration Statement’’), to which this letter is attached as Exhibit 5.1, and the prospectus contained therein (the ‘‘Prospectus’’), filed by Vicor Technologies, Inc., a Delaware corporation (the ‘‘Company’’), in order to register under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), 1,188,673 shares of common stock of the Company, par value $0.001 per share (the ‘‘Selling Stockholders’ Shares’’) that may be offered and sold by certain stockholders of the Company (the ‘‘Selling Stockholders’’) and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Securities Act.

We do not express any opinion concerning any law other than the laws of the State of Florida, the General Corporation Law of the State of Delaware and the Federal Laws of the United States of America.

We are members of the Bar of the State of Florida and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the State of Florida (without reference to the choice-of-law provisions, principles or decisions under Florida law). This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of The Florida Bar, as amended and supplemented (the ‘‘Report’’). The Report is incorporated by reference into this opinion letter. For purposes of construing the Report, the ‘‘client’’ as referenced in the Report is the Company.

In rendering the following opinions, we have relied, with your approval, as to factual matters that affect our opinions, solely on the examination of the following documents (collectively, the ‘‘Documents’’) and have made no independent verification of facts asserted to be true and correct in the Documents:

Vicor Technologies Inc.
May 14, 2007

(A)	An Officer’s Certificate furnished to us by David H. Fater, President and Chief Executive and Chief Financial Officer of the Company, dated as of the date of this opinion letter (the ‘‘Officer’s Certificate’’);

(B)	A copy of the Company’s Amended and Restated Certificate of Incorporation;

(C)	A copy of the Company’s Bylaws;

(D)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated by reference;

(E)	The Prospectus prepared in connection with the Registration Statement;

(F)	A written consent of the Company’s Board of Directors (the ‘‘Board’’) dated as of May 14, 2007, authorizing and approving the filing of the Registration Statement; and

(G)	The stock records of the Company that the Company has provided to us.

We have also examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others, as we have deemed appropriate for purposes of this letter, except where a statement is qualified as to knowledge or awareness, in which case we have made limited inquiry, as specified below. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon the Documents and certificates of public officials, and certificates of officers of the Company, all of which we assume to be true, correct and complete. We have made no investigation or review of any matters relating to the Company or any other Person other than as expressly listed herein. We wish to inform you that our knowledge is necessarily limited due to the limited scope of our review. In addition, we have made no inquiry of the Company or any other Person (including governmental entities) regarding, and no review of, any judgments, orders, decrees, franchises, licenses, certificates, permits or other public records or agreements to which the Company is a party other than the Documents, and our ‘‘knowledge’’ of any such matters is accordingly limited.

In our examinations of the Documents and in rendering the opinions set forth in this letter, in addition to those assumptions and qualifications set forth in the Report and the assumptions and qualifications contained elsewhere in this letter, we have, with your consent, assumed, without investigation:

(i)    the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies; and

(ii)    the legal capacity of natural persons, the corporate or other power and due authorization of each person not a natural person other than the Company to execute and deliver the Documents and to consummate the transactions contemplated by the Documents, due execution and delivery of the Documents by all parties thereto other than the Company, and that the Documents constitute the legal, valid and binding obligations of each party thereto other than the Company, enforceable against such party in accordance with its terms.

Gunster, Yoakley & Stewart, P.A.
Attorneys at Law

Vicor Technologies Inc.
May 14, 2007

Further, our opinion below is based solely on an exhibit to the Officer’s Certificate in (A) above (i) identifying the shares of Common Stock held by each Selling Stockholder and the manner in which each such Selling Stockholder acquired such shares, (ii) confirming that the Company’s Board and/or stockholders, as necessary, authorized the issuance of such shares, and (iii) confirming the Company’s receipt of the full consideration called for in connection with issuance of such shares.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth in the Report and this opinion letter we are of the opinion that the Selling Stockholders’ Shares have been validly issued and are fully paid and nonassessable.

This opinion letter is to be used only in connection with the offering and sale of the Selling Stockholders’ Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the ‘‘Commission’’) as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act and to the use of our name therein and in the Prospectus under the caption ‘‘Legal Matters’’. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion letter is delivered to you solely for your benefit in connection with the filing of the Registration Statement with the Commission and, except as provided in the immediately preceding paragraph, may not be quoted, circulated or published in whole or in part or delivered to any other person, or relied upon by any other person, without the prior written consent of a shareholder of this law firm.

Gunster, Yoakley & Stewart, P.A.
Attorneys at Law

Vicor Technologies Inc.
May 14, 2007

The opinions set forth in this opinion letter are limited to matters expressly set forth and no opinion is to be implied or may be inferred beyond the matters expressly stated.

Very truly yours,
GUNSTER, YOAKLEY & STEWART, P.A.
/s/ Gunster, Yoakley & Stewart, P.A.
HSB/rcw

WPB 936234.3

Gunster, Yoakley & Stewart, P.A.
Attorneys at Law